Exhibit 8.1

[Cooley LLP Letterhead]

February 1, 2023

IAA, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, IL 60154

Ladies and Gentlemen:

We have acted as counsel to IAA, Inc., a Delaware corporation, (the “Company”) in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of November 7, 2022 by and among Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (“Parent”), Ritchie Bros. Holdings, Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of Parent (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 1”), Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 2”), and the Company, as amended by the Amendment  to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2023 (collectively, the “Agreement”).  In connection with the effectiveness of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Parent, including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Agreement and initially filed with the Securities and Exchange Commission on December 14, 2022, you have requested our opinion as to certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, on the one hand, and Parent, US Holdings, Merger Sub 1 and Merger Sub 2, on the other hand (the “Tax Representation Letters”), and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that: (i) the transactions contemplated by the Agreement (including the Mergers) will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the transactions contemplated by the Agreement (including Mergers) and the parties thereto, as set forth in the Agreement, the Registration Statement, the Tax Representation Letters, or otherwise made to us, are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Mergers, (iii) there is no change in applicable law between the date hereof and the effective time of the Mergers, (iv) all statements qualified by materiality, knowledge, belief, intention, expectation, or comparable qualification are and will be true, complete and correct as if made without such qualification at all times up to and following the effective time of the Mergers, (v) as to all matters with respect to which any person or entity represents that it is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and following the Mergers, there will be no plan, intention, understanding or agreement, (vi) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity and (vii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the transactions contemplated by the Agreement (including the Mergers) are consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described herein and in the Registration Statement, it is our opinion that, insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the Mergers” is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed or subject to reinterpretation at any time, possibly with retroactive effect. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. This opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position or that a court would not sustain such a contrary position. This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. Any change in applicable laws or the facts and circumstances surrounding the transactions contemplated by the Agreement, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company or Parent of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and it cannot be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cooley LLP

COOLEY LLP